ADDING OR DEDUCTING INSUREDSRIDER

Itis agreed that:

1.   At the request of the Insured,the Underwriter adds to the list of Insured under the attached bond the following:

ASGIMesirow Insight Fund, LLC ASGI Mesirow Insight Fund I, LLC ASGI Mesirow Insight TEI Fund I, LLC ASGI Mesirow Insight Fund A, LLC

ASGIMesirow Insight TEI Fund A, LLC

Accepted:

ADDING OR DEDUCTING INSUREDSRIDER

FOR USE WITH ALL FORMS OF BONDS CONTAINING A JOINT INSURED CLAUSE OR RIDER. TO ADD OR DEDUCT JOINT INSUREDS.

REVISED TO MAY, 1957.

This rider/endorsement, which forms part of and isfor attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.

Must Be Completed:
Rider/Endorsement No. 8

   Policy No. 425206127

Complete only when this rider/endorsement is not preparedwith the bond/policy or is not to be effective with the bond/policy

Issued to:
ASGI Agility Income Fund

Effective date of this rider/endorsement

04/01/2012

 {CAN Logo}

Countersigned by  /s/ K. P. Sears

Authorized Representative

SR 5109a

(ED. 5/57)